Exhibit 99.1

Baylake Corp. Approves Common Stock Repurchase Program

Sturgeon Bay, WI – Baylake Corp. (BYLK), the parent company for Baylake Bank, announced that its Board of Directors has approved a common stock repurchase program.  The program, which runs through May 30, 2014, authorizes the repurchase of up to 400,000 shares of its common stock, representing approximately 5.0% of outstanding shares.  Although the Company may not repurchase all 400,000 shares within the allotted time period, the program will allow the Company to repurchase its shares as opportunities arise at prevailing market prices in open market or privately negotiated transactions.  The extent to which the company repurchases its shares and the timing of such repurchases will depend upon market conditions and other corporate considerations.

“The implementation of this stock repurchase program is a reflection of the confidence our Board of Directors has in the long term value of the Baylake Corp. franchise,” said Robert J. Cera, President and CEO.

Baylake Corp., the holding company for Baylake Bank, serves Northeast and Central Wisconsin from 23 community financial centers throughout Brown, Door, Green Lake, Kewaunee, Manitowoc, Outagamie, and Waushara Counties.